SECURITIES TRANSFER AGREEMENT

This SECURITIES TRANSFER AGREEMENT (the “Agreement”) is made and entered into effective as of October 31, 2024 (the “Effective Date”) by and among Olayan Saudi Holding Company, a company formed and existing under the laws of the Kingdom of Saudi Arabian (“Seller”), Olayan Financing Company, a company formed and existing under the laws of the Kingdom of Saudi Arabia (“Buyer”) , and Seller and Buyer are collectively referred to as the “Parties,” and each individually as a “Party”.

Recitals

WHEREAS, Seller is a majority owned subsidiary of Buyer;

WHEREAS, Seller is the owner of (i) 17,025,258 ordinary shares, no par value (such ordinary shares, generally, the “Ordinary Shares” and the foregoing owned Ordinary Shares, the “Seller Shares”), in National Energy Services Reunited Corp., a corporation formed and existing under the laws of the British Virgin Islands with principal offices located at 777 Post Oak Blvd., Suite 800, Houston, Texas 77056 (the “Company”), and (ii) 3,000,000 warrants of the Company each entitling holder to purchase one-half of one Ordinary Share at a price of $5.75 per half share (the “Warrants,” and together with the Seller Shares, the “Securities”), equaling a total 1,500,000 Ordinary Shares issuable upon exercise of the Warrants; and

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase, acquire and accept, all of Seller’s right, title and interest in and to the Securities (the “Transfer”), with effect as of the Effective Date, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1           Transfer

1.1       Transfer. Seller hereby sells, transfers and assigns to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, all of Seller’s right, title and interest in and to the Securities with effect as of the Effective Date.

1.2       Price. In consideration for the sale, transfer and assignment of the Securities, Buyer shall pay to Seller the amount set forth in EXHIBIT A attached hereto (the “Purchase Price”), which constitutes Seller’s net book value of the Securities as of the Effective Date.

1.3       Payment. Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds in United State dollars to the account designated by Seller on EXHIBIT B within five (5) business days (a day other than a Friday, Saturday, or public holiday, on which commercial banks are open for non-automated commercial business in the Kingdom of Saudi Arabia) of the Effective Date.

Section 2           Representations and Warranties

2.1       Representations and Warranties of Seller. Seller represents and warrants to Buyer, as of the Effective Date, as follows:

a)	Organization and Qualification. Seller has been duly organized and is validly existing in good standing under the Laws of its jurisdiction of organization.

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b)	Authority. Seller has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. Seller has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

c)	Encumbrances. Seller is the owner of the Securities and is absolutely entitled to all of their rights and benefits. The Securities, when such Securities are sold, transferred and assigned against payment therefor in accordance with the terms hereof, will be sold, transferred and assigned free and clear of all taxes, liens, encumbrances, preemptive rights, rights of first refusal, subscription and similar rights.

d)	Execution and Delivery; Enforceability. This Agreement has been duly and validly executed and delivered by Seller, and constitutes, if duly and validly executed by the counterparties hereto, the valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

2.2       Representations and Warranties of Buyer. Buyer represents and warrants to Seller, as of the Effective Date, as follows:

a)	Authority. Buyer has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. Buyer has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

b)	Execution and Delivery; Enforceability. This Agreement has been duly and validly executed and delivered by Buyer, and constitutes, if duly and validly executed by the counterparties hereto, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

Section 3          Miscellaneous

3.1       Beneficial Ownership. It is the intention of the Parties that the sale of the Securities shall be effective as of the Effective Date, from and after which date Buyer shall be the beneficial owner of the Securities for all purposes and to the extent that registered ownership of the Securities is not transferred to Buyer as of the Effective Date, Seller shall hold the Securities as nominee or trustee for the benefit of Buyer until the Securities have been formally registered in the name of Buyer. It is the intention of the Parties that all the benefits and burdens of ownership of the Securities shall transfer to Buyer on the Effective Date. To the extent that the transfer of ownership of the Securities to Buyer is not completed on the Effective Date or would be contrary to applicable Law, the Parties will use their best efforts to provide to, or cause to be provided to, Buyer, to the extent permitted by Law, the rights and benefits associated with the ownership of the Securities and to take such other actions as may reasonably be requested by Buyer in order to place Buyer, insofar as reasonably possible, in the same position as if Buyer were the holder of the Shares. Without limiting the foregoing and in connection therewith, from and after the Effective Date, Buyer will have the right to:

a)	direct Seller to deliver all dividends or distributions (repayment or return of capital, liquidating, or otherwise) associated with the Securities;

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b)	direct Seller to sell, transfer or encumber the Securities, and receive the proceeds therefrom, including any of the rights or privileges associated with the Securities; and

c)	direct Seller to vote the Securities.

3.2       Further Assurances. Each Party shall perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in and otherwise give effect to this Agreement.

3.3       Governing Law. The laws of Saudi Arabia shall govern the construction, validity, interpretation and performance of this Agreement and all non-contractual obligations arising from or connected with this Agreement.

3.4       Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable. The Parties shall then use all reasonable endeavors to replace the invalid or unenforceable provision(s) by a valid, legal and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid, illegal or unenforceable provision.

3.5       Entire Agreement. This Agreement, including the exhibits hereto, constitutes the final agreement between the Parties, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein. Notwithstanding the foregoing, the Parties contemplate that they may desire to enter into or execute transfer instruments of various kinds consistent with, but in some cases duplicative of, this Agreement in order to effect the transfer of the Securities and to facilitate the registration (if required) of such transfer with local governmental authorities having jurisdiction over the Company.

3.6       Counterparts. The Parties may execute this Agreement in counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. The signatures of both Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

3.7       Headings. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. When a reference is made in this Agreement to a Section, such reference will be to a section of this Agreement unless otherwise indicated.

3.8       Amendments. This Agreement may not be amended, supplemented or otherwise modified except by a written instrument executed by each of the Parties hereto.

3.9       Certain Definitions. For purposes of this Agreement:

a)	“beneficially” and “beneficial” (and any cognates thereof) have the correspondent meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

b)	“Law” means any federal, national, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

(Signature page follows)

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the Effective Date.

Olayan Saudi Holding Company By: Name: Title:

(Signature page to Securities Transfer Agreement)

Olayan Financing Company By: Name: Title:

(Signature page to Securities Transfer Agreement)

EXHIBIT A

Purchase Price

The Purchase Price for the Securities is United States dollars 177,802,667.

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EXHIBIT B

Seller’s Account Information

For the sale of 14,025,258 Ordinary Shares held through the transfer agent, [ ]:

Account Name: [ ]

Commercial Registration No.: [ ]

Account Number : [ ]

IBAN: [ ]

Bank Name: [ ]

SWIFT Code: [ ]

For the sale of 3,000,000 Ordinary Shares and 3,000,000 Warrants held through [ ]:

Account Name:	[ ]
Ordering Party Account:	[ ]
Debit account name:	[ ]
Debit cash account number:	[ ]

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